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                                                                    EXHIBIT 11.2
                        NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

        (Accounting principles generally accepted in the United States) (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)

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                                                                        FISCAL QUARTERS ENDED  TWO FISCAL QUARTERS ENDED
                                                                        ---------------------  -------------------------
                                                                         Nov 1,       Nov 2,       Nov 1,       Nov 2,
                                                                          1998         1997         1998         1997
                                                                        --------     --------     --------     --------
EARNINGS PER SHARE (U.S. GAAP - BASIC)

 Net earnings                                                           $ 53,314     $ 57,993     $ 88,834     $122,347
                                                                        ========     ========     ========     ========
 Weighted average number of Common
   Shares outstanding during the period                                  176,766      174,733      176,430      173,830
                                                                        ========     ========     ========     ========

 Earnings per share (U.S. GAAP)                                         $   0.30     $   0.33     $   0.50     $   0.70
                                                                        ========     ========     ========     ========

EARNINGS PER SHARE (U.S. GAAP - DILUTED)

 Net earnings                                                           $ 53,314     $ 57,993     $ 88,834     $122,347
                                                                        ========     ========     ========     ========

 Weighted average number of Common Shares
   outstanding during the period                                         176,766      174,733      176,430      173,830

 Net effect of dilutive stock options
   based on the treasury stock method                                         --        7,995        4,233        7,206
                                                                        --------     --------     --------     --------

 Weighted average number of Common
   Shares and equivalents outstanding
   during the period                                                     176,766      182,728      180,663      181,036
                                                                        ========     ========     ========     ========

 Earnings per share (U.S. GAAP)                                         $   0.30     $   0.32     $   0.49     $   0.68
                                                                        ========     ========     ========     ========

EARNINGS PER SHARE EXPRESSED IN U.S. DOLLARS

 Daily average exchange rate of a Canadian
   dollar for U.S. dollars as reported by the
   Federal Reserve Bank of New York                                     $ 0.6520     $ 0.7204     $ 0.6667     $ 0.7223

 Basic earnings per share (U.S. GAAP), in U.S. dollars                  $   0.20     $   0.24     $   0.34     $   0.51
                                                                        ========     ========     ========     ========

 Diluted earnings per share (U.S. GAAP), in U.S. dollars                $   0.20     $   0.23     $   0.33     $   0.49
                                                                        ========     ========     ========     ========
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